Exhibit 1.4

AMENDMENTS

TO

THE AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Ku6 Media Co., Ltd.

1. By inserting the following new definition of “Treasury Shares” immediately following the existing definition of “Statute” in Article 1:

“Treasury Shares”    means shares that have been purchased by the Company and have not been cancelled but have been held continuously by the Company since they were purchased, in accordance with the Statute.

2. By deleting Article 9 in its entirety and substituting in lieu thereof the following:

9A.    Subject to the provisions of the Statute and the Memorandum of Association, shares may be issued on such terms and in such manner that they are, or at the option of the Company or the holder are, to be redeemed as the Directors, before the issue of the shares, may determine.

9B.                 (1)    Subject to the provisions of the Statute and the Memorandum of Association, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the terms and manner of the purchase have first been authorised by the Directors, and may make payment therefore in any manner authorized by the Statute, including out of capital. Such purchased shares shall either be treated as cancelled immediately on purchase, or be held as Treasury Shares, provided always that such purchase is effected in accordance with the provisions of the Statute.

(2)    Subject to the provisions of the Statute, for so long as the Company holds Treasury Shares:

(i)     the Company shall be entered in the register of Members as holding the Treasury Shares;

(ii)    the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(iii)  a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued and outstanding Shares at any given time, whether for the purposes of these Articles or the Statute; and

(iv)   no dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be made to the Company, in respect of a Treasury Share.

9C.                             (1)    Where the Company holds Treasury Shares, the Company may at any time, by a resolution of the Directors:

(a)    cancel any or all of the Treasury Shares; or

(b)    transfer any or all of the Treasury Shares to any person, in accordance with the Statute.

(2)    A sum equal to the consideration (if any) received by the Company pursuant to the transfer of Treasury Share(s) shall be credited in accordance with the provisions of the Statute.

3. By deleting Article 18(a) in its entirety and substituting in lieu thereof the following:

18.    (a)    The Directors may from time to time make calls upon the Members (for the avoidance of doubt excluding the Company in respect of any nil or partly paid shares held by the Company as Treasury Shares) in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.

4. By deleting Article 51 in its entirety and substituting in lieu thereof the following:

51.        Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member (for the avoidance of doubt excluding the Company in respect of any shares held by the Company as Treasury Shares) of record present in person or by proxy at a general meeting shall have only one vote and on a poll every Member (for the avoidance of doubt excluding the Company in respect of any shares held by the Company as Treasury Shares) of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

5. By deleting Article 62 in its entirety.